October 17, 2013

Miller Energy Resources, Inc.

9721 Cogdill Road, Suite 302

Knoxville, TN 37932

Re:	Issuance of Securities of Miller Energy Resources, Inc.

Ladies and Gentlemen:

You (the “Company”) have requested our opinion in connection with your filing a prospectus supplement to the shelf registration statement on Form S-3, File No. 333-183750 (the “Registration Statement”), relating to the offering of up to 3,000,000 shares of the Company’s 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock, $.0001 par value per share (the “Preferred Stock”), to be issued pursuant to the terms of an At Market Issuance Sales Agreement, dated October 17, 2013 (the “Sales Agreement”), between the Company and MLV & Co. LLC, as sales agent.

In furnishing this opinion, we have examined copies of the Registration Statement, your Charter, as amended, and By-Laws, as amended to date, and the resolutions of the meeting of the Board of Directors authorizing the issuance of the Preferred Stock. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements of your officers and representatives and others.

Our opinion herein is limited to the laws of the State of New York and the federal laws of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws. We are not members of the Bar of the State of Tennessee, and as to specific applications regarding Tennessee law and the Tennessee Business Corporation Act we have relied on the supporting opinion of Anna E. Corcoran, Esq., the Assistant General Counsel of the Company and a member of the Bar of the State of Tennessee, which is attached hereto as Exhibit A.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof,

1.	The Preferred Stock has been duly authorized and, when issued and delivered in the manner and on the terms described in the Sales Agreement, will be validly issued, fully paid and nonassessable; and

2.	Shares of the Company’s common stock that are issuable upon conversion of the Preferred Stock in accordance with the Company’s Charter will be legally issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the prospectus supplement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the reference to our firm in the prospectus supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LeClairRyan, A Professional Corporation

One Riverfront Plaza, 1037 Raymond Boulevard, Sixteenth Floor

Newark, New Jersey 07102

Phone: 973.491.3600 \ Fax: 973.491.3555

CALIFORNIA \ CONNECTICUT \ MASSACHUSETTS \ MICHIGAN \ NEW JERSEY \ NEW YORK \ PENNSYLVANIA \ VIRGINIA \ WASHINGTON, D.C.

Paul D. Drobbin \ Attorney in charge, Newark office \ LeClairRyan is a Virginia professional corporation

EXHIBIT A

OPINION OF ANNA EAST CORCORAN, ESQ.

Anna E. Corcoran, Esq.
Assistant General Counsel
Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
O: (865) 223-6575
F: (865) 691-8209 acorcoran@millerenergyresources.com

October 17, 2013

LECLAIRRYAN
One Riverfront Plaza
1037 Raymond Boulevard, Sixteenth Floor
Newark, New Jersey 07102

Re:	Miller Energy Resources, Inc., a Tennessee corporation (the "Company")

Ladies and Gentlemen:

I am Assistant General Counsel of Miller Energy Resources, Inc., a Tennessee corporation. This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the issuance and sale of up to 3,000,000 shares of the Company’s 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock (the “Preferred Stock”). The Preferred Stock is being offered and sold pursuant to a prospectus supplement, dated October 17, 2013 (the “Prospectus Supplement”), and the Company’s registration statement on Form S-3 (Registration No. 333-183750) which was declared effective by the Securities and Exchange Commission on September 18, 2012 (including the base prospectus included therein, the “Registration Statement”). The Shares are to be issued pursuant to the terms of an At Market Issuance Sales Agreement, dated October 17, 2012 (the “Sales Agreement”), between the Company and MLV & Co. LLC, as sales agent.

In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Charter, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company approving the issuance of the Preferred Stock (c) the agreements, instruments and documents pursuant to which the Preferred Stock is to be issued; and (e) such other matters of law as I have deemed necessary for the expression of the opinion herein contained. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, I am of the opinion that:

1.        The Preferred Stock has been duly authorized and, when issued and delivered in the manner and on the terms described in the Sales Agreement, will be validly issued, fully paid and non-assessable.

2.        The shares of the Company’s Common Stock that are issuable upon conversion of the Preferred Stock in accordance with the Company’s Charter, as amended, will be validly issued, fully paid, and non-assessable.

LeClairRyan, A Professional Corporation

October 17, 2013

I express no opinion as to matters governed by or the laws of any jurisdiction other than the laws of the State of Tennessee and the federal laws of the United States of America, as in effect on the date hereof.

This opinion letter has been prepared solely for your use in connection with the opinion letter given by your firm in connection with the filing of the Prospectus Supplement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to your opinion and to the Company’s Current Report on Form 8-K and to the use of my name under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement.

Very truly yours,

/s/ Anna East Corcoran
Anna East Corcoran, Esq.